News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES 2016 FIRST QUARTER RESULTS
Highlights

•
Net income for the first quarter 2016 was $0.9 million. Excluding a $1.8 million nonrecurring gain on debt extinguishment in first quarter 2015, net income improved by $0.8 million over same period in 2015.

•	Total loans increased by $15.3 million, or 2.4%, from year-end 2015 and $91.4 million, or 16.0% from March 31, 2015.

•	Total deposits increased by $10.8 million, or 1.5% from year-end 2015, and $16.6 million, or 2.3%, from first quarter 2015.

•	First quarter 2016 net interest margin was 3.48%, representing an increase of 11 basis points from 3.37% reported in the fourth quarter of 2015.

•
Nonperforming assets declined $1.4 million, or 9.7%, to $13.0 million from year-end 2015 and $4.3 million, or 24.9%, from March 31, 2015. Nonperforming assets to total assets declined to 1.34% from 1.50% at December 31, 2015 and from 1.99% at March 31, 2015.

•	Book value per common share and tangible book value per common share equaled $18.45 and $18.35, respectively, at March 31, 2016.

•
Received a formal order terminating the written agreement between the Company, Centrue Bank, and the Federal Reserve Bank of Chicago and the Illinois Department of Financial and Professional Regulation.

•
Announced that Centrue Bank entered into two separate agreements to sell its Fairview Heights, Aviston, and St. Rose, Illinois branches. Both sales are expected to be completed by the end of the second quarter.

OTTAWA, IL, April 28, 2016 - Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank, reported first quarter net income of $0.9 million, or $0.13 per common diluted share, as compared to $1.9 million, or $65.60 per common diluted share, for the first quarter 2015. The first quarter 2015 earnings and earnings per share were significantly impacted by a recapitalization that occurred on March 31, 2015 which included a $1.8 million gain on debt extinguishment and the redemption of the Series C preferred stock at a 58.2% discount.
“A key objective for the first quarter was to build off of the tremendous momentum we gained in 2015 in nearly all core facets of our business,” stated President & CEO Kurt R. Stevenson. “I am pleased to report that we did just that, with nearly every aspect of core operations showing a continued positive trajectory including expanded net income fueled in part by 9.2% annualized loan growth, 6.0% annualized deposit growth, improving noninterest income, declining noninterest expense and strengthening asset quality metrics. Successfully executing our business strategies on these critical fronts, coupled with progress on strategic items such as the upcoming branch divestitures, leaves us well-positioned to continue to fine-tune our operations throughout the remainder of 2016.”

Securities
Total securities equaled $179.9 million at March 31, 2016, representing a decrease of $0.7 million, or 0.4%, from December 31, 2015 and an increase of $13.6 million, or 8.2% from the same quarter in 2015. The net decrease from December 31, 2015 was related to portfolio amortization.
Loans
Total loans equaled $661.1 million, representing an increase of $15.3 million, or 2.4%, from December 31, 2015 and an increase of $91.4 million, or 16.0% from the same period-end in 2015. The overall net increase was driven by new organic loan growth and deeper lending relationships with existing customers.
Funding and Liquidity
Total deposits equaled $729.3 million, representing an increase of $10.8 million, or 1.5%, from December 31, 2015 and an increase of $16.6 million, or 2.3%, from March 31, 2015. Core deposits (checking, savings, NOW, and money market) decreased $6.8 million, or 1.3% from December 31, 2015 and increased $12.4 million, or 2.4% from March 31, 2015. This overall increase was recognized largely in NOW and savings deposits.
The Bank's overall liquidity position remains strong with funding available for new loan opportunities.
Credit Quality
Key credit quality metrics are as follows:

•
Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) decreased to $13.0 million at March 31, 2016, a decrease of $1.4 million and $4.3 million from December 31, 2015 and March 31, 2015, respectively. The ratio of nonperforming assets to total assets was 1.34% at March 31, 2016 compared to 1.50% at December 31, 2015 and 1.99% at March 31, 2015.

•
Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased to $5.6 million at March 31, 2016, from $6.0 million at December 31, 2015 and $7.3 million at March 31, 2015. The $1.7 million decrease from first quarter of 2015 was due to a combination of successful loan workout strategies, and charge-offs. The level of nonperforming loans to end of period loans was 0.85% at March 31, 2016, compared to 0.93% at December 31, 2015 and 1.29% at March 31, 2015.

•	Other real estate owned decreased to $7.4 million at March 31, 2016 from $8.4 million at December 31, 2015 and $10.0 million at March 31, 2015.

•	The allowance for loan losses was $9.0 million or 1.36% of total loans at March 31, 2016, compared to 1.33% at December 31, 2015 and 1.40% at March 31, 2015.

•	The coverage ratio (allowance for loan losses to nonperforming loans) was 158.97% at March 31, 2016, compared to 143.02% at December 31, 2015 and 108.85% at March 31, 2015.

•	The provision for loan losses for the first quarter of 2016 was $0.3 million, a decrease from $0.4 million at December 31, 2015. There was no provision taken in the first quarter of 2015.

•
Net loan charge-offs for the first quarter of 2016 resulted in a net recovery of $0.1 million equaling 0.01% of average loans, compared with net loan charge-offs of $0.2 million, or 0.03% of average loans for the fourth quarter of 2015. For the quarter ended March 31, 2015, the Company had net loan recoveries of $14 thousand.

Net Interest Margin
The Company’s net interest margin was 3.48% for the first quarter of 2016, representing an increase of 11 basis points from 3.37% recorded in the fourth quarter of 2015 and an increase of 4 basis points from 3.44% reported in the first quarter of 2015. The improvement in the net interest margin is being driven by the addition of new earning assets and improving yields in both loans and securities and decreased cost of funds.

Noninterest Income and Expense
Noninterest income totaled $2.3 million for the first quarter of 2016, compared to $4.0 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income for both periods remained flat at $2.0 million.
Total noninterest expense for the first quarter of 2016 was $7.9 million, compared to $8.2 million for first quarter 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels decreased by $0.3 million, or 3.7%. This $0.3 million decrease was mainly driven by a reduction in FDIC premium expense, reduced loan related expense and costs associated with OREO properties.
Capital Management
The following table presents the regulatory capital ratios as of March 31, 2016 and December 31, 2015.

	Centrue Financial		Centrue Bank
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2016	Dec 31, 2015
Capital ratios:
Total risk-based capital	15.63%	15.64%	15.07%	15.59%
Common equity tier 1 capital	13.26	14.23	13.91	14.45
Tier 1 risk-based capital	14.46	14.51	13.91	14.45
Tier 1 leverage ratio	11.72	12.10	11.42	11.97

Sale of Branches
The Company announced on January 27, 2016 that it entered into agreements to sell is Fairview Heights, Aviston and St. Rose, Illinois branches.  The buyers will be paying a blended deposit premium of approximately 4.0% for the deposits held in the branches acquired, will be purchasing the premises and equipment of these branches at net book value for an aggregate of approximately $5.1 million and will acquire an aggregate of approximately $13.0 million of selected loans from these branches at principal amounts outstanding and assuming $51.5 million of deposits and repurchase agreements.  Had the transactions closed on March 31, 2016, the total premium to Centrue’s stockholders would have been approximately $2.3 million on a pre-tax basis.
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About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.
Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838
Accompanying Financial Statements and Tables

▪	Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Per Share Data)

	Quarters Ended
	03/31/16	12/31/15	9/30/15	6/30/15	03/31/15
Balance Sheet
Assets
Cash and cash equivalents	$23,379	$27,655	$45,686	$35,732	$66,639
Securities	179,881	180,556	214,701	198,463	166,340
Loans held for sale	182	735	214	169	321
Loans	660,900	645,071	611,918	586,809	569,427
Allowance for loan losses	(8,974)	(8,591)	(8,403)	(8,645)	(7,995)
Loans, net of allowance (4)	651,926	636,480	603,515	578,164	561,432
Other real estate owned	7,377	8,401	9,755	9,777	9,996
Other assets (4)	106,272	107,391	69,805	68,710	68,840
Total assets	969,017	961,218	943,676	891,015	873,568
Liabilities and stockholders' equity
Deposits	729,269	718,504	709,535	700,118	712,673
Non-deposit funding	111,461	115,618	144,757	103,454	72,851
Other liabilities	5,462	5,815	5,636	4,615	5,094
Total liabilities	846,192	839,937	859,928	808,187	790,618
Stockholders' equity	122,825	121,281	83,748	82,828	82,950
Total liabilities and stockholders' equity	$969,017	$961,218	$943,676	$891,015	$873,568
Statement of Income
Interest income	$7,913	$7,678	$7,336	$7,007	$6,734
Interest expense	651	597	599	561	694
Net interest income	7,262	7,081	6,737	6,446	6,040
Provision for loan losses	300	375	-	-	-
Net interest income after provision for loan losses	6,962	6,706	6,737	6,446	6,040
Noninterest income	2,263	2,587	3,238	2,576	4,027
Noninterest expense	7,866	8,261	8,842	7,953	8,183
Income (loss) before income taxes	1,359	1,032	1,133	1,069	1,884
Income tax expense (benefit)	441	(37,562)	45	16	17
Net income (loss)	$918	$38,594	$1,088	$1,053	$1,867
Net income (loss) available to common stockholders (1)	$836	$38,511	$693	$1,053	$14,529
Per Share (4)
Diluted earnings (loss) per common share (1)	0.13	5.92	0.11	0.16	65.60
Book value per common share	$18.45	$18.21	$12.51	$12.37	$12.39
Tangible book value per common share	18.35	18.08	12.33	12.16	12.14
Weighted average common shares outstanding	6,513,694	6,503,170	6,485,218	6,484,457	221,492
Common shares outstanding	6,513,694	6,513,694	6,485,218	6,485,218	6,484,455
Earnings Performance
Return (loss) on average total assets	0.38%	16.25%	0.47%	0.49%	0.91%
Return (loss) on average stockholders' equity	3.03	182.21	5.17	5.08	24.16
Net interest margin	3.48	3.37	3.34	3.48	3.44
Efficiency ratio (2)	79.96	82.77	80.16	83.83	92.20
Bank net interest margin	3.55	3.44	3.40	3.56	3.58
Asset Quality
Nonperforming assets to total end of period assets	1.34%	1.50%	1.67%	1.80%	1.99%
Nonperforming loans to total end of period loans	0.85	0.93	0.99	1.06	1.29
Net loan charge-offs (recoveries) to total average loans	(0.01)	0.03	0.04	(0.11)	-
Allowance for loan losses to total end of period loans	1.36	1.33	1.37	1.47	1.40

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Per Share Data)

Allowance for loan losses to nonperforming loans	158.97	143.02	139.24	139.01	108.85
Nonperforming loans	$5,645	$6,007	$6,035	$6,219	$7,345
Nonperforming assets	13,022	14,408	15,790	15,996	17,341
Net loan charge-offs (recoveries)	(83)	185	242	(650)	(14)
Capital (5)
Total risk-based capital ratio	15.63%	15.64%	15.71%	16.41%	16.84%
Common equity tier 1 risk-based capital ratio	13.26	14.23	11.43	11.88	12.22
Tier 1 leverage ratio	11.72	12.10	11.49	12.14	12.45

(1)	Weighted average common shares outstanding are the same amount for basic shares and diluted shares.

(2)
Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income, and gains on sale of assets.

(3)	Common shares, options and per share amounts for prior periods shown have been restated to reflect the impact of the reverse stock split the Company completed on May 29, 2015.

(4)	Included in Loans and Other assets at March 31, 2016 are $10.9 million and $5.1 million, respectively, of branch assets held for sale relating to pending branch sales previously announced in 2016.

(5)	Capital ratios shown for March 31, 2016 are in excess of the BASEL III 2016 phase-in level for the capital conservation buffer.